Exhibit 99.1

Charles J. Casamento
CEO & President

January 31, 2007

Dear Osteologix Shareholders:

As we begin 2007, I thought it would be useful to take the opportunity to update you on what we accomplished at Osteologix in 2006 and some of what we plan to do in 2007. As you know, Osteologix is focused on developing a new and improved drug for the treatment of Osteoporosis.

Prior to 2006 we developed a stable once-a-day tablet formulation of NB S101, which is the current designation for the investigational drug, strontium malonate, which we are developing for treatment of osteoporosis. After conducting several studies in animals, we completed a human Phase I clinical trial that demonstrated oral bioavailability of various doses of NB S101. From these Phase I trial data, we were very pleased to learn that a 1.0 gram tablet of NB S101 delivered approximately the same blood levels of strontium as 2.44 grams of Protelos in sachet form for reconstitution in water. Protelos is Servier’s strontium-containing drug for Osteoporosis that is approved and marketed in Europe. Early IMS data on sales of Protelos in Europe show significant sales growth quarter over quarter since the second quarter of 2005.

Because our 1.0 gram product delivers an amount of strontium that is bioequivalent to Protelos with a weight of 2.44 grams, we are able to administer our product in a convenient once a day tablet versus a sachet for reconstitution in water. We believe our more convenient formulation and significantly better bioavailability will be advantageous in the European marketplace. More importantly, though, we see an even greater opportunity in the United States where no other products containing strontium are approved or under investigation. Therefore, based on everything we know, NB S101 is the only investigational drug for Osteoporosis in the United States which both increases bone formation and decreases bone resorption. No product currently on the US market both increases bone formation while decreasing bone resorption. We believe this will be an important differentiating feature when NB S101 is brought to market. It is our further belief that the products which decrease bone resorption, most commonly used today, may become less popular over time due to various side effects, such as jaw bone necrosis, which are being reported. Additionally, based on our preliminary data and the experience of Protelos in Europe, it is our belief that NB S101 may not have the gastrointestinal side effects of currently prescribed Osteoporosis products.

We established a U.S. presence in late October 2004, opening an office in San Francisco. Prior to that, the Company was headquartered in Copenhagen, Denmark. We successfully completed our merger with Castle & Morgan Holdings, Inc. on May 24, 2006, concurrent with a private placement financing in which we raised $10 million. As a result of the transactions we became incorporated in Delaware, we became a U.S. public company, and we are traded on the OTC Bulletin Board under the symbol OLGX (listed as OLGX.OB in some quotation systems).

OSTEOLOGIX, INC. 425 MARKET STREET, SUITE 2230, SAN FRANCISCO, CA 94105
T 415-955-2726 F 415-955-2727
WWW.OSTEOLOGIX.COM

Charles J. Casamento
CEO & President

In November 2006, we announced that our first patent on NB S101 was granted in Europe. The patent covers treating cartilage and bone conditions with water-soluble strontium salts.

Finally, in December 2006 we announced the start of our phase II clinical trial of NB S101. In this trial we are seeking to enroll 275 post-menopausal women with low bone mineral density. We plan to evaluate three different doses of NB S101, and compare to both placebo and the approved European product Protelos. As of today, we have qualified nine sites in the UK and in Denmark for enrollment of patients into the trial. All nine sites are currently actively recruiting patients into the trial. There are presently more than fifty patients enrolled in the trial and receiving study medication. We believe we will have results from the trial in late 2007 or early 2008 to report to our shareholders.

Meanwhile, we believe that we have been very well received by the investment community in just a short space of time. We continue to develop strong relationships with investors and analysts through an intense investor relations program initiated in the later part of 2006. In December a Rodman and Renshaw analyst initiated coverage on the Company. We were invited to give presentations to the Roth Capital Partners Investor Conference in September 2006, the BIO Investor Conference in San Francisco in October 2006 and the Rodman & Renshaw Investor Conference in November 2006. We have already been invited to give presentations at the Red Chip conference in February 2007, the Roth Capital Partners conference also in February 2007 and the Rodman & Renshaw European Conference in May 2007. It is our belief that our ability to define a strategy for our business and to set realistic goals for developing our business, combined with our ability to execute on the strategy and meet our goals, is being recognized by the investment community.

In 2007, our first priority will be completing the phase II clinical trial of NB S101 which we initiated in late 2006 and which is currently ongoing. We are also exploring various alternatives to expand our pipeline of products, and look forward to providing more detail on the progress and status of these discussions as appropriate. I appreciate the heartfelt support everyone has shown to Osteologix, and will be happy to further discuss the status of our progress at any time. We are committed to the continued growth and development of our Company in a manner that is meaningful for our shareholders, our future investors and the patients who we trust and believe will one day benefit from our drug candidates which are now under development.

Sincerely,

Charles J. Casamento

OSTEOLOGIX, INC. 425 MARKET STREET, SUITE 2230, SAN FRANCISCO, CA 94105
T 415-955-2726 F 415-955-2727
WWW.OSTEOLOGIX.COM

Charles J. Casamento
CEO & President

FORWARD-LOOKING STATEMENTS:

Certain of the statements set forth in this letter constitute “Forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may” or words or expressions of similar meaning. All such forward looking statements involve risks and uncertainties, including, but not limited to: statements regarding Osteologix’s research and development programs; proposed marketing and sales; patents and regulatory approvals; the effect of competition and proprietary rights of third parties; the need for and availability of additional financing and access to capital; and the seeking of joint development, licensing or distribution and collaboration and marketing arrangements with pharmaceutical companies. There can be no assurance that such forward-looking statements will prove to be accurate and Osteologix undertakes no obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements.

OSTEOLOGIX, INC. 425 MARKET STREET, SUITE 2230, SAN FRANCISCO, CA 94105
T 415-955-2726 F 415-955-2727
WWW.OSTEOLOGIX.COM